                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                                JURISDICTION OF
NAME OF SUBSIDIARY                               INCORPORATION                   BUSINESS NAME
------------------                              ---------------                  -------------
BTG Technology Systems, Inc. *                     Virginia                         Tech Systems

Concept Automation, Inc. of America *              Virginia                         CAI

Delta Research Corporation                         Virginia                         Delta

BTG Technology Resources, Inc.                     Florida                          BTR

Nations, Inc.                                      New Jersey                       Nations

STAC, Inc.                                         Virginia                         STAC

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*   A wholly-owned subsidiary of BTG Technology Resources, Inc.